Exhibit 23.1

KPMG LLP	Telephone	(514) 840-2100
Chartered Accountants	Fax	(514) 840-2187
600 de Maisonneuve Blvd. West	Internet	www.kpmg.ca
Suite 1500
Tour KPMG
Montréal (Québec) H3A 03A

AUDITORS’ CONSENT

The Board of Directors

Van Houtte Holding Company Limited (previously LJVH Holdings Inc.):

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-29641, No. 333-65321, No. 333-78937, No. 333-70116, No. 333-123255, No. 333-135237, No. 333-141567, No. 333-150929 and No. 333-163544) and on Form S-3 (No. 333-160974) of Green Mountain Coffee Roasters, Inc. of our report dated March 3, 2011, with respect to the consolidated balance sheets of LJVH Holdings Inc. as of April 3, 2010 and March 28, 2009 and the related consolidated statements of earnings, comprehensive income and shareholders’ equity, and cash flows for the years ended April 3, 2010 and March 28, 2009, the 254-day period ended March 29, 2008, and the 112-day period ended July 18, 2007 of the Predecessor of LJVH Holdings Inc., which report appears in the Form 8-K/A of Green Mountain Coffee Roasters, Inc. dated March 3, 2011.

/s/ KPMG LLP

Chartered Accountants

Montréal, Canada

March 3, 2011

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.